Galaxy Gaming Reports Q3 2017 Financial Results

LAS VEGAS, November 14, 2017 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer, manufacturer and distributor of casino table games and enhanced systems, announced today its results for the quarter ending September 30, 2017.

Financial Highlights

Q3 2017 vs. Q3 2016 (restated)

Revenue increased 20% to $3,830K

Adjusted EBITDA decreased 16% to $1,278K

Pre-tax loss of $6K vs. pretax income of 1,013K

Net loss of $28K vs net income of $662K

Balance Sheet Improvements (vs. December 31, 2016)

Cash increased 37% to $3,162K

Total debt (gross) decreased 12% to $9,846K

Stockholders’ equity increased 14% to $5,269K

Executive Comments

“Our year-over-year revenue growth of 20.0% reported for the third quarter of 2017 was the highest quarterly revenue growth reported this year,” stated Todd Cravens, Galaxy’s President and CEO.  "As has been the case for several quarters, we have been adding staff and other resources to support this growth and our future aspirations. One of the benefits of these investments was realized in September when we received a higher level of licensing from the Nevada Gaming Commission. This licensure allows us to broaden our sales activities in Nevada and gives us a roadmap to pursue licenses in other jurisdictions.  We will continue to make investments for as long as we believe that they will produce similar benefits and long-term growth.”

“We had a small net loss in Q3 and a small net income for the first nine months of 2017,” said Harry Hagerty, the Company’s Chief Financial Officer. “In addition to the increased expenses Todd mentioned, we have been affected by higher interest expense from the new debt facility completed in third quarter of 2016.  Further, the increase in our stock price has led to an increase in the liability associated with the warrants issued to our lender in that refinancing, which has negatively affected our earnings by approximately $410K in the first nine months of this year. However, as has been the case all year, cash flow remains strong.  We generated $2.2MM in cash from operations in the first nine months and paid down almost $1.4MM in debt. We are in compliance with the financial covenants in our debt instruments.”

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide. Through its iGaming partner Games Marketing Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry.  The Company is also expanding its global presence through its partnership with WPT Enterprises, Inc., owner of the World Poker Tour. Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Dona Cassese

(702) 939-3254